(a)(57)

VOYA SERIES FUND, INC.

ARTICLES OF AMENDMENT

Effective: May 1, 2016

VOYA SERIES FUND, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended, and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                                                The charter of the Corporation as currently in effect (the “Charter”) is hereby amended to change the name or other designation of the following series of stock of the Corporation (the “Fund”) as follows:

Current Name	New Name
Voya Money Market Fund — Class A	Voya Government Money Market Fund — Class A
Voya Money Market Fund — Class B	Voya Government Money Market Fund — Class B
Voya Money Market Fund — Class C	Voya Government Money Market Fund — Class C
Voya Money Market Fund — Class I	Voya Government Money Market Fund — Class I
Voya Money Market Fund — Class L	Voya Government Money Market Fund — Class L
Voya Money Market Fund — Class O	Voya Government Money Market Fund — Class O
Voya Money Market Fund — Class R	Voya Government Money Market Fund — Class R
Voya Money Market Fund — Class W	Voya Government Money Market Fund — Class W

SECOND:                                 The change in the name or other designation of the Fund set forth in Article FIRST does not change the preference, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualification or terms or condition of redemption of the Fund.

THIRD:                                            The amendment to the Charter herein set forth was duly approved by a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by § 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH:                               The amendment to the Charter herein set forth does not increase the authorized stock of the Corporation.

FIFTH:                                              The foregoing amendment shall be effective on May 1, 2016.

The undersigned Senior Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and witnessed by its Secretary on this 8th day of April, 2016.

WITNESS:		Voya Series Fund, Inc.

/s/ Huey P. Falgout, Jr.		/s/ Todd Modic
Name:	Huey P. Falgout, Jr.	Name:	Todd Modic
Title:	Secretary	Title:	Senior Vice President

Return Address:

Voya Series Fund, Inc.

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ  85258

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CERTIFICATE

THE UNDERSIGNED, Senior Vice President of Voya Series Fund, Inc. who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges that the foregoing Articles of Amendment are the act of the said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President